Exhibit 10.1

John H. Marmaduke

Hastings Entertainment, Inc.

Common Stock

Reference number

Rule 10b5-1 Sales Plan

I, John H. Marmaduke, have, as of the date set forth below, established this Sales Plan (the “Plan”) in order to sell shares of Hastings Entertainment, Inc. (the “Issuer”) common stock pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Plan replaces my prior plan and constitutes written notice of the termination of the prior plan. This Plan is adopted as of April 13, 2012.

I request that Sterne, Agee & Leach, Inc. (“Sterne Agee”) execute the Plan as follows:

1.	Starting on May 1, 2012, and subject to paragraph 1(d) below,

a.	For securities other than stock options,[1] sell on The NASDAQ Stock Market, LLC (the “Exchange”) shares in accordance with the following formula and direction:

During the period beginning May 1, 2012, and ending April 30, 2013, in each calendar month sell a total of 8,000 shares of common stock of the Issuer.

b.	If for any reason the total number of shares designated to be sold in any one calendar month are not sold, the unsold balance shall be sold in the next calendar month or months.

c.	No stock options will be exercised or sold under this Plan.

d.	Notwithstanding any provision herein to the contrary, in the course of selling the shares as described in paragraph 1(a) above, Stern Agee shall use its reasonable best efforts to sell such shares in a manner so that such sales do not adversely affect the trading price for shares on the Exchange or any other securities exchange on which the shares are listed. In any case, Stern Agee shall not sell during any period of three (3) consecutive trading days a number of shares in excess of one half (1/2) of the average daily trading volume of the shares during the thirty (30) day period immediately preceding such three day period.

2.	The Plan shall end on the earliest of:

a.	April 30, 2013;

b.	the completion of all sales contemplated in paragraph 1 of the Plan;

c.	John H. Marmaduke’s or Sterne Agee’s reasonable determination that:

[1]	For the purposes of the Plan, “stock options” means stock options issued by the Issuer, not, for example, publicly traded options.

(i)	the Plan does not comply with Rule 10b5-1 or other applicable securities laws;

(ii)	John H. Marmaduke has not, or Sterne Agee has not, complied with the Plan, Rule 10b5-1 or other applicable securities laws; or

(iii)	John H. Marmaduke has made misstatements in its Client Representation Letter to Sterne Agee;

d.	the filing of a bankruptcy petition by the Issuer;

e.	the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Issuer into shares of a company other than the Issuer;

f.	the public announcement of a public offering of securities by the Issuer; or

g.	receipt by Sterne Agee of written notice of termination from John H. Marmaduke pursuant to paragraph 12 below.

3.	If Sterne Agee must suspend sales allocated under the Plan, pursuant to paragraph 1 above, on a particular day for any of the following reasons:

a.	a day specified by the Plan is not a day on which the shares trade regular way on the Exchange;

b.	trading of the shares on the Exchange is suspended for any reason;

c.	there is insufficient demand for any or all of the shares at or above the specified price;

d.	Sterne Agee cannot effect a sale of shares due to legal, regulatory or contractual restrictions applicable to it or to John H. Marmaduke (including without limitation, Regulation M); or

e.	if the shares are being sold pursuant to a registration statement, the termination, expiration, suspension or unavailability of the registration statement;

then Sterne Agee will resume sales in accordance with paragraph 1 above on the next day specified in the Plan after the condition causing the suspension of sales has been resolved to the satisfaction of Sterne Agee and John H. Marmaduke. Shares allocated under the Plan for sale during the period when sales under the Plan are suspended will be sold if they are otherwise eligible for sale under the Plan at a later date.

4.	At the discretion of Sterne Agee, but subject to paragraph 1(d) above, shares allocated under the Plan for sale on a given day or date may be sold in bulk or in smaller increments, depending upon market demand and the minimum price established in paragraph 1.

5.	In the event of a stock split or reverse stock split, the dollar amount at which shares are sold will be automatically adjusted proportionately.

6.	Unless John H. Marmaduke has indicated otherwise in paragraph 2 above, in the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the type of shares subject to the Plan, then the new shares will automatically replace the type of shares originally specified in the Plan.

7.	Rule 144 and Rule 145

a.	John H. Marmaduke requests and authorizes Sterne Agee to file on his behalf the Forms 144 submitted to Sterne Agee necessary to effect the Plan, if any.

b.	If appropriate, John H. Marmaduke understands and agrees that Sterne Agee will file one Form 144 at the beginning of each three-month period, commencing prior to the date of the first sale made under the Plan, and that each Form 144 shall state that the sales are being effected in accordance with a sales plan intended to comply with Rule 10b5-1.

c.	Sterne Agee will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations.

8.	Indemnification.

a.	John H. Marmaduke agrees to indemnify and hold harmless Sterne Agee from and against all claims, losses, damages and liabilities arising out of inquires and/or proceedings resulting from assertions that:

(i)	the Plan or sales made under the Plan do not comply with Rule 10b5-1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information and

(ii)	Sterne Agee has not executed any sales pursuant to the provisions of the Plan.

b.	This indemnification will survive termination of the Plan.

9.	The Plan may be modified or amended only upon:

a.	the written agreement of John H. Marmaduke and Sterne Agee and

b.	the receipt by Sterne Agee of a certificate that John H. Marmaduke has signed to the effect that the representations, warranties and covenants contained in John H. Marrmaduke’s Client Representation Letter, dated the date hereof, are true as of the date of such certificate.

10.	The Plan may be signed in counterparts, each of which will be an original.

11.	The Plan and John H. Marmaduke’s above-mentioned Client Representation Letter, dated the date hereof, together constitute the entire agreement between John H. Marmaduke and Sterne Agee regarding the Plan.

12.	All notices given by the parties under this Plan will be as follows:

a.	If to Sterne Agee:

Sterne, Agee & Leach, Inc.

ATTN: Bob Nasi

13727 Noel Road, Suite 730

Dallas, Texas 75240

b.	If to me:

John H. Marmaduke

PO Box 35350

Amarillo, TX 79120

[Remainder of Page Intentionally Left Blank]

13.	This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

By:	/s/ John H. Marmaduke
Name: John H. Marmaduke
Date: April 13, 2012

Acknowledged and Agreed this 13th day of April, 2012

Sterne, Agee & Leach, Inc.

By:	/s/ Bob Nasi
Bob Nasi, Vice President
Institutional Sale Trading Sterne, Agee & Leach, Inc.

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